Exhibit 23(a)


                        CONSENT OF KPMG PEAT MARWICK LLP


Board of Directors
First Union Corporation

         We consent to the incorporation by reference in this Post- Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 No. 333-10179 of First Union Corporation of our report dated January 11, 1996, relating to the consolidated balance sheets of First Union Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the 1995 Supplemental Annual Report to Stockholders which is incorporated by reference in the 1995 Form 10-K of First Union Corporation. The report refers to a change in the method of accounting for investments.



                                                     KPMG PEAT MARWICK LLP

Charlotte, North Carolina
November 13, 1996